Exhibit 99.1

SharpLink’s ETH Holdings Climb to 438,190 as of July 27, 2025; Raised $279.2 Million in ATM Net Proceeds For Week of July 21-25, 2025

Total Staking Rewards Increase to 722 ETH As of July 27, 2025

MINNEAPOLIS, MN – July 29, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today issued its weekly update on the Company’s ETH purchases for the period Monday, July 21, 2025 through Sunday, July 27, 2025; and capital raised through its At-the-Market (“ATM”) facility during the week Monday, July 21, 2025 through Friday, July 25, 2025.

Key Highlights for the Week Ending July 27, 2025

●	$279.2 million in net proceeds were raised through the ATM facility this week.
●	Purchased 77,209.58 ETH, maintaining its aggressive acquisition pace.
●	Average ETH purchase price for the week was $3,756.
●	ETH holdings increased to 438,190, up 21% from the prior week’s total of 360,807 ETH.
●	Cumulative staking rewards rose to 722 ETH since launch of treasury strategy on June 2, 2025.
●	ETH Concentration* rose to 3.40 from 3.06 week over week, up 70% since launch of treasury strategy.

As recently announced, former BlackRock digital asset pioneer Joseph Chalom has officially joined SharpLink as Co-Chief Executive Officer, effective July 24, 2025.

Chalom stated, “I joined SharpLink because I see a powerful opportunity to help shape the future of financial infrastructure and decentralized finance. SharpLink’s commitment to aligning its strategic direction with the Ethereum ecosystem resonates with my passion for digital assets and scaling innovation in global finance. I’m thrilled to be leading SharpLink into its next phase and harnessing Ethereum’s unique value proposition for our stockholders.”

Weekly ETH and Capital Summary

	Week Ending
Units of ETH (K)	7/6/25	7/13/25	7/20/25	7/27/25
Beginning Balance	198.2	206.0	280.7	360.8
ETH Acquired	7.7	74.7	79.9	77.2
ETH Staking Rewards	0.1	0.1	0.2	0.2
Ending Balance	206.0	280.7	360.8	438.2

Avg ETH Purchase Price	$2,501	$2,852	$3,238	$3,756
ETH Concentration*	2.29	2.46	3.06	3.40
ATM Shares Issued (m)	5.5	24.6	3.8	10.8
ATM Net Proceeds ($m)	$64.0	$413.0	$96.6	$279.2

* To enhance transparency into the Company’s yield performance, SharpLink introduced a new reporting metric called “ETH Concentration.” This metric is calculated by dividing the number of ETH SharpLink holds by each 1,000 assumed diluted shares issued and outstanding (“Assumed Diluted Shares Outstanding”). Assumed Diluted Shares Outstanding represents the sum of (i) SharpLink’s actual shares of common stock issued and outstanding as of the end of each reporting period, inclusive of disclosed ATM sales, plus (ii) the additional shares that would be issued upon the assumed exercise or settlement of all outstanding warrants, pre-funded warrants, stock option awards, and restricted stock units. Notably, Assumed Diluted Shares Outstanding is not calculated using the treasury stock method. It does not account for equity award vesting conditions, stock option exercise prices, or contractual restrictions limiting the convertibility of debt instruments. Additionally, it excludes any assumed share repurchases that would ordinarily be considered under the treasury stock method.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt Ether (“ETH”) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the user experience. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for certain types of crypto assets, the Company may be required to record associated impairment charges reflected in net income as a result of a decrease in the market price of ETH below the cost value at which the Company’s ETH are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com